EXHIBIT 99.1

Vital Therapies Announces Third Quarter 2014 Financial Results and Provides a Corporate Update

SAN DIEGO, Nov. 13, 2014 (GLOBE NEWSWIRE) -- Vital Therapies, Inc. (Nasdaq:VTL), a biotherapeutic company developing ELAD®, a cell-based therapy targeting treatment of acute liver failure, today announced results for the third quarter ended September 30, 2014 and provided a corporate update.

"We are pleased to be nearing completion of enrollment in VTI-208, our phase 3 clinical trial in alcohol-induced liver decompensation, and expect to report topline data in the second quarter of 2015," said Terry Winters, Ph.D., Chief Executive Officer and Co-Chairman of Vital Therapies. "Our recently completed follow-on offering puts us in a strong financial position to get through a number of significant milestones between now and late 2016."

Recent Highlights

  Enrolled 175 subjects as of November 12, 2014, in VTI-208, a phase 3 randomized, controlled, open-label trial, evaluating the ELAD System in 200 subjects with alcohol-induced liver decompensation. There are 51 clinical sites in the United States, Europe and Australia currently open for enrollment.

  Opened the ninth site for the Company's second phase 3 trial, VTI-210, a randomized, controlled, open-label study evaluating the ELAD System in acute alcoholic hepatitis patients who have failed steroid therapy. This event-driven trial targets enrollment of a minimum of 150 subjects with a primary endpoint of overall survival. The Company continues to expect enrollment of the first subject in 2014 and topline data in 2016.

  Opened one site for VTI-212, a single-arm phase 2 trial, evaluating the ELAD System in 40 subjects with either fulminant hepatic failure or surgery-induced acute liver failure. Enrollment has begun and the Company continues to expect topline data in 2016.

  Completed a follow-on offering of 2,050,000 shares of common stock at a price to the public of $17.50 per share early in the fourth quarter. Based on the current business plan, the Company believes it has enough cash to fund the Company into the fourth quarter of 2016.

In related news, the Company would like to note the recent release of the STOPAH (Steroids or Pentoxifylline for Alcoholic Hepatitis) trial results. STOPAH, which enrolled 1,103 subjects at 65 sites in the United Kingdom, was sponsored by the UK National Institute for Health Research Health Technology Assessment Board, and evaluated the effect of steroids and/or pentoxifylline, two anti-inflammatory drugs that are often used in the treatment of acute alcoholic hepatitis (AAH), on the survival of patients suffering from the condition. The results highlight the unmet need for AAH patients since there was no statistically significant impact on patient survival at 90 days or one year by either drug, although there was a short term benefit on survival at 28 days in the subjects receiving steroids.

Third Quarter 2014 Financial Results

Cash Position

Cash and cash equivalents at September 30, 2014, totaled $79.1 million compared to $38.2 million at December 31, 2013.  Based on its current business plan, the Company believes its existing cash and cash equivalents as of September 30, 2014, along with the net proceeds after underwriting commissions and discounts of $33.4 million from its recent follow-on offering, will be sufficient to fund operations into the fourth quarter of 2016.

Results of Operations

Three Months Ended September 30, 2014

The Company reported a net loss, and a net loss attributable to common stockholders, for the quarter ended September 30, 2014 of $12.8 million. This compares to a net loss of $7.0 million and a net loss attributable to common stockholders of $9.0 million for the quarter ended September 30, 2013. This resulted in a net loss attributable to common stockholders of $0.59 per share for the three months ended September 30, 2014, as compared to a net loss of $16.31 per share for the corresponding period in 2013, on both a basic and fully diluted basis. These per share figures are based on weighted-average common shares outstanding of 21,759,061 shares and 553,790 shares, respectively, with the large increase in common shares outstanding resulting from the Company's initial public offering (IPO) in the second quarter of this year and the conversion of preferred stock to common stock in conjunction with the IPO.

Total operating expenses for the three months ended September 30, 2014 were $12.8 million as compared to $9.2 million for the comparable period of 2013. Research and development expenses increased to $10.2 million during the three months ended September 30, 2014 as compared to $6.2 million in the three months ended September 30, 2013.  This was primarily associated with an increase in Phase 3 clinical trial activities.  General and administrative expenses were $2.6 million for the three months ended September 30, 2014, down from $3.0 million for the comparable period of 2013, primarily due to lower utilization of outside services.

The net loss for the three months ended September 30, 2013 was net of other income of $2.2 million, reflecting the revaluation of future purchase rights liabilities. These future purchase rights terminated in conjunction with the IPO.

Upcoming Investor Conference

The Company will be participating in the following investor conference:

  25th Annual Oppenheimer Healthcare Conference at 3:55 ET, on Thursday, December 11, 2014 in New York.

A live webcast of the Company's presentation will be available on the Investor Relations page of the Company's website at: http://ir.vitaltherapies.com/. An archive of the presentation will be available for replay following the conference.

Conference Call

Vital Therapies will host a conference call to discuss these results and provide a corporate update today, November 13, 2014, at 4:30 p.m. ET, which will be open to the public. The conference call dial-in numbers are (877) 474-9504 for domestic callers and (857) 244-7557 for international callers. The conference ID number for the call is 28651108. Participants may access the live webcast via a link on the Vital Therapies website in the Investors Relations section under "Events and Presentations" at: http://ir.vitaltherapies.com/.

For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:30 p.m. ET on November 13, 2014 to 11:59 p.m. ET on November 20, 2014. The conference call replay numbers for domestic and international callers are (888) 286-8010 and (617) 801-6888, respectively. The conference ID number for the replay is 29228875. Shortly after completion of the webcast an archive will be available on the Company's website for 90 days.

About Vital Therapies, Inc.

Vital Therapies, Inc. is a biotherapeutic company developing a cell-based therapy targeting treatment of acute liver failure. The Company's ELAD System, is an extracorporeal bio-artificial liver therapy currently in Phase 3 clinical trials. Vital Therapies, Inc. is based in San Diego, California. Vital Therapies® and ELAD® are trademarks of Vital Therapies, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements concerning or implying our ability to undertake certain development activities such as clinical trial enrollment, the conduct of our clinical trials and the timing of data release, accomplishment of certain development goals, cash runway, and expectations for the performance of our management team.  Forward-looking statements are based on management's current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements.  Accordingly, these forward-looking statements do not constitute guarantees of future performance and you are cautioned not to place undue reliance on these forward-looking statements. Risks and uncertainties include, but are not limited to, the Company's dependence on the success of its ELAD system, its sole product candidate; the success or failure of its clinical trials and development programs; whether the Company begins building any significant commercial infrastructure prior to the fourth quarter of 2016; difficulty obtaining regulatory approval in the United States or Europe, in particular for a combination product; whether a single Phase 3 clinical trial is sufficient to support Food and Drug Administration (FDA) approval and whether the FDA will require the Company to conduct additional clinical trials; the Company's limited experience in conducting pivotal clinical trials and significant issues regarding its clinical trials, including, but not limited to, the successful opening and the continued participation of clinical sites and their ongoing adherence to protocols, assumptions regarding enrollment rates, timing and availability of subjects meeting inclusion and exclusion criteria, changes to protocols or regulatory requirements, the ability to comply with and meet applicable laws and regulations, and unexpected adverse events or safety issues; and the sufficiency of funding. There can be no assurance that data from any of our clinical trials will be sufficient to support an application for marketing in any country or that any such application will ever be approved. These and other risks regarding our business are described in detail in our Securities and Exchange Commission filings, including in our recently filed Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.  These forward-looking statements speak only as of the date hereof and Vital Therapies, Inc. disclaims any obligation to update these statements except as may be required by law.

Vital Therapies, Inc.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2014	December 31, 2013

Cash and cash equivalents	$ 79,091	$ 38,186
Other current assets	3,492	5,669
Property and equipment, net	2,985	2,467
Other assets	263	263
Total assets	$ 85,831	$ 46,585

Accounts payable and other accrued liabilities	$ 8,498	$ 4,846
Future purchase rights liabilities	--	2,600
Long-term liabilities	283	321
Convertible preferred stock	--	83,475
Stockholders' equity (deficit)	77,050	(44,657)
Total liabilities and stockholders' equity (deficit)	$ 85,831	$ 46,585

Vital Therapies, Inc.
Condensed Consolidated Statements of Operations
(unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating expenses:
Research and development	$ 10,244	$ 6,163	$ 28,589	$ 14,133
General and administrative	2,566	3,002	7,736	7,021
Total operating expenses	12,810	9,165	36,325	21,154
Loss from operations	(12,810)	(9,165)	(36,325)	(21,154)
Revaluation of future purchase rights liabilities and other income (expense), net	12	2,188	2,613	(1,325)
Net loss	(12,798)	(6,977)	(33,712)	(22,479)
Accretion to redemption value and deemed dividend on preferred stock	--	(2,057)	(9,154)	(4,153)
Net loss attributable to common stockholders	$ (12,798)	$ (9,034)	$ (42,866)	$ (26,632)

Net loss per share attributable to common stockholders, basic and diluted	$ (0.59)	$ (16.31)	$ (3.18)	$ (52.25)
Weighted-average common shares outstanding, basic and diluted	21,759,061	553,790	13,483,813	509,662
CONTACT: Vital Therapies, Inc.
         Al Kildani
         Vice President, Investor Relations and Business Development
         858-673-6840
         akildani@vitaltherapies.com